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                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-50813


                                  AMSURG CORP.
                            SUPPLEMENT TO PROSPECTUS
                              DATED JUNE 12, 1998

     On June 12, 1998, the Health Care Financing Administration ("HCFA") published a proposed rule that would update the ratesetting methodology, payment rates, payment policies and the list of covered surgical procedures for ambulatory surgery centers. The proposed rule is subject to a 60-day comment period that expires August 11, 1998, and contains a proposed effective date of October 1, 1998. The proposed rule reduces the rates paid for certain ambulatory surgery center procedures reimbursed by Medicare, including a number of endoscopy and ophthalmological procedures performed at the Company's centers.

     The Company believes that the proposed rule, if adopted in its current form with an effective date of October 1, 1998, would adversely affect the Company's revenues and expects that the Company's revenues in fiscal 1998 would be reduced by approximately 1% and revenues in fiscal 1999 would be reduced by approximately 4%. The Company expects to offset the earnings impact of the rule by taking a number of specific actions, including actions to effect certain cost efficiencies in center operations and reduce corporate overhead costs. There can be no assurance that the Company will be able to implement successfully these actions or that if implemented the actions will offset fully the adverse impact of the rule as finally adopted on the earnings of the Company. There also can be no assurance that HCFA will not modify the proposed rule, before it is enacted in final form, in a manner that would adversely impact the Company's financial condition, results of operation and business prospects.

     This Supplement contains forward-looking statements. These statements, which have been included in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, involve risks and uncertainties. The Company's actual operations and results may differ materially from the results discussed in the forward-looking statements. The Company undertakes no obligation to update or revise any such forward-looking statements.

                 The date of this Supplement is June 15, 1998.